CARNEGIE BANCORP


FOR IMMEDIATE RELEASE
---------------------
                            CARNEGIE AND REGENT AMEND

                              ACQUISITION AGREEMENT


     PRINCETON, NEW JERSEY -- OCTOBER 3, 1996. Carnegie Bank, N.A. and Regent National Bank announced today that the acquisition of Regent National Bank is expected to close during April of 1997. Amendments to the original agreement dated August 30, 1995 have been signed. Approvals of the transaction will be sought from regulatory authorities and from both organizations' shareholders at meetings expected to be held in the first quarter of 1997. The combined bank will bear the Carnegie Bank, N.A. name.

     Under the terms of the Amendment Agreement, Regent common and preferred stock will be exchanged for Carnegie common stock at a ratio determined at the month end prior to closing based upon the respective per share book values of each of Carnegie and Regent, subject to certain agreed upon adjustments. In addition, the Amendment requires that Regent remove the automobile insurance premium financing (IPF) loans as of the effective time of the merger into a liquidating trust.

     Under the Amendment Agreement, the Board of Directors of the resulting company will consist of the current Board of Directors of Carnegie and two designees from the Board of Directors of Regent. Bruce Mahon will remain as Chairman of the Board of Carnegie Bancorp and Thomas L. Gray, Jr. will remain as President and Chief Executive Officer. In addition, Ms. Barbara Teaford will become an Executive Vice President of Carnegie, responsible for the Philadelphia and Langhorne, Pennsylvania as well as Marlton, New Jersey markets.

     Carnegie Bank, N.A. will become the ninth largest bank headquartered in New Jersey upon completion of the acquisition. Recently, Carnegie Bank was named the seventh most profitable bank of all banks opened on the East Coast since 1984 in a report issued July 26, 1996 by Danielson Associates, Inc. of Rockville, Maryland. The report listed

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   619 Alexander Rd., Princeton, NJ 08540 -- 609-520-0601 -- Fax 609-520-9722


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Carnegie Bank, N.A.
10/3/96
Page 2


Carnegie's latest 12 month trailing earnings (April 1, 1995 through March 31,
1996) at $2,192,000, a return on equity of 12.98%. The bank also was recognized for its extraordinary asset growth to $268 million from its inception in 1988. In another report, Carnegie enjoyed the limelight this month and was named seventh in the Top 10 Financial Institutions of New Jersey for 1995 total return of 52.6% to shareholders.

     Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The bank serves small businesses, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township, Flemington, New Jersey and Langhorne, Pennsylvania. The Company's stock is listed on the Nasdaq National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.


     FOR FURTHER INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr., President
                                 (609) 520-0601


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